UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2007 (March 2, 2007)

THE READER’S DIGEST ASSOCIATION, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-10434 (Commission File Number)	13-1726769 (IRS Employer Identification No.)

Reader’s Digest Road Pleasantville, NY (Address of principal executive offices)		10570 (Zip Code)

Registrant’s telephone number, including area code: (914) 238-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On March 2, 2007, The Reader’s Digest Association, Inc. (the “Company”) announced the completion of the acquisition of the Company by RDA Holding Co., an entity owned by affiliates of Ripplewood Holdings L.L.C. and other investors (the “Investors”).

The Transactions were financed with equity contributions, along with a new $1.310 billion term loan facility and the private placement of $600 million aggregate principal amount of 9% senior subordinated notes due 2017.

Pursuant to the Agreement and Plan of Merger (the “RDA Merger Agreement”), dated as of November 16, 2006, among RDA Holding Co. (formerly known as Doctor Acquisition Holding Co.), Doctor Acquisition Co. (“Merger Sub”) and the Company, Merger Sub was merged with and into the Company (the “RDA Merger”) with the Company as the surviving corporation (the “Surviving Corporation”) under the RDA Merger. As a result of the RDA Merger and related transactions, RDA Holding Co. now owns 100% of the common stock, par value $.01 per share (the “Common Stock”), of the Company. On March 2, 2007, RDA Holding Co. also acquired two portfolio companies of Ripplewood Holdings L.L.C., Direct Holdings U.S. Corp. (“DH US”) and WRC Media Inc. (“WRC”), and contributed these companies to the Company.

The RDA Merger, the acquisition and contribution of DH US and WRC, and related financing and other transactions are referred to as the “Transactions”. In connection with the closing of the Transactions, the Company terminated its existing $400 million credit facility and consummated a tender offer for $299,950,000 of its $300 million aggregate principal amount 6½% senior notes due 2011.

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

In connection with the Transactions, the Company entered into a new credit facility consisting of a six-year senior secured $300 million revolving credit facility and a seven-year $1.310 billion term loan pursuant to a Credit Agreement dated as of March 2, 2007, among RDA Holding Co., Merger Sub, the Company, certain overseas borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, on behalf of itself and one or more other lending institutions, Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent (the “Credit Agreement”). The Credit Agreement includes a US$100 million tranche (the “Euro Tranche”) that is available in an equivalent amount of euros to one of the Company’s German subsidiaries (the “German Borrower”). In connection with the Credit Agreement, the Company also entered into, or shall be required to enter into, a guarantee and collateral agreement, intellectual property security agreements and foreign security agreements.

Borrowings under the Credit Agreement bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of JPMorgan Chase Bank, N.A. and (2) the federal funds rate plus 0.50% or (b) a eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurocurrency deposits for a period of one, two, three or six months or, subject to availability to the lenders, nine or twelve months, as selected by the Company, appearing on the Dow Jones Market screen. The interest rate with respect to the term loan is, at the Company’s option, a percentage per annum equal to (1) the base rate plus 1.00% for base rate loans or (2) the eurocurrency rate plus 2.00% for eurocurrency rate loans. Initially, the interest rate with respect to the revolving credit facility is, at the Company’s option, a percentage per annum equal to (1) the base rate plus 1.25% for base rate loans or (2) the eurocurrency rate plus 2.25% for eurocurrency rate loans. Applicable margins with respect to revolving loans will be subject to reduction by up to 0.75% based on the Company’s consolidated leverage ratio from time to time.

In addition to paying interest on outstanding principal under the Credit Agreement, the Company is required to pay a commitment fee to the lenders for the revolving credit facility in respect of the average daily unutilized commitments thereunder. The initial commitment fee rate is 0.375% per annum and may be reduced to .250% subject to the Company attaining certain leverage ratios. The Company will also pay a letter of credit fee equal to the applicable margin for revolving loans on the face amount of each letter of credit (which fee may be reduced subject to the Company attaining certain leverage ratios) and a fronting fee equal to 0.125% per annum on the face amount of each letter of credit, in addition to customary letter of credit fees.

The Credit Agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with (i) 100% of the net cash proceeds of any incurrence of debt, other than proceeds from the new Notes (which are described below) and certain other debt permitted under the Credit Agreement, (ii) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by RDA Holding Co. or the Company or its subsidiaries (including insurance and condemnation proceeds), subject to certain exceptions, if the Company does not commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 12 months of such sale or disposition, as long as such reinvestment is completed within an additional 12 months of such commitment to reinvest and (iii) 50% (which percentage will be reduced to 25% or 0% if the Company’s total leverage ratio is less than certain ratios) of its annual excess cash flow.

The Company may voluntarily repay outstanding loans under the Credit Agreement at any time without premium or penalty, subject to customary “breakage” costs with respect to LIBOR loans and certain other exceptions.

The Company is required to repay installments on the loans under the term loan in equal quarterly installments beginning June 30, 20007 (with any remainder expected to be due on March 2, 2014) in aggregate annual amounts equal to 0.25% of the initial aggregate principal amount. The principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, which is March 2, 2013.

All obligations under the Credit Agreement, including the loans to be made under the Euro Tranche to the German Borrower, are unconditionally guaranteed by RDA Holding Co., the Company and, subject to certain exceptions, each of RDA Holding Co.’s direct and indirect domestic wholly-owned subsidiaries (collectively, the “Guarantors”). The loans made to the German Borrower are also unconditionally guaranteed by the German Borrower’s subsidiaries as well as secured by all of the stock and assets of those subsidiaries (subject to certain exceptions).

All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by the following assets of the Guarantors, subject to certain exceptions: (i) 100% of the common stock of the Company and each of its direct and indirect domestic subsidiaries owned by the Company or a U.S. Guarantor, and 65% of the voting common stock and 100% of the non-voting common stock of direct foreign subsidiaries of the Company or a U.S. Guarantor and (ii) a security interest in substantially all tangible and intangible assets of the Company and each U.S. Guarantor. Subject to certain exceptions, all obligations of each non-U.S. borrower shall be unconditionally guaranteed by each restricted subsidiary of such borrower.

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to: (i) incur additional indebtedness or issue shares by subsidiaries, (ii) create liens on assets, (iii) engage in mergers or consolidations, (iv) sell assets, (v) pay dividends and distributions, (vi) make investments, loans or advances, (vii) repay subordinated indebtedness (including the Notes), (viii) make certain acquisitions, (ix) engage in certain transactions with affiliates, (x) enter into certain burdensome agreements, (xi) amend material agreements governing the Company’s subordinated indebtedness (including the Notes), (xii) change the Company’s lines of business and (xiii) make capital expenditures.

In addition, the Credit Agreement includes a financial covenant requiring the Company to maintain a maximum leverage ratio. The Credit Agreement also contains certain customary affirmative covenants and events of default.

Senior Subordinated Notes and Indenture

In connection with the Transactions, the Company entered into an Indenture, dated as of March 2, 2007, among the Company, the Guarantors (as defined therein) and The Bank of New York, as Trustee, pursuant to which the Company issued $600 million of 9% Senior Subordinated Notes due 2017 (the “Notes”). The Notes were issued in a private placement and are not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Notes mature on February 15, 2017. Interest on the Notes accrues at the rate of 9% per annum and is payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2007, to the holders of Notes of record on the immediately preceding February 1 and August 1. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes are guaranteed on a senior subordinated basis by all of the Company’s subsidiaries that guarantee the Company’s obligations under the Credit Agreement. Any domestic subsidiaries that in the future guarantee the Company’s indebtedness, including indebtedness under the Credit Agreement, or indebtedness of any subsidiary guarantor, will also guarantee the Notes. The guarantees will be released when the guarantees of the Company’s indebtedness, including indebtedness under the Credit Agreement, and the guarantees of indebtedness of the Company’s subsidiary guarantors are released.

The guarantees of the Notes are unsecured senior subordinated obligations of the Company’s subsidiary guarantors and have the same ranking with respect to indebtedness of the Company’s subsidiary guarantors as the Notes have with respect to the Company’s indebtedness.

The Company may redeem some or all of the Notes at any time prior to February 15, 2012 at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest plus a “make-whole” premium. The Notes are also redeemable at the Company’s option, in whole or in part, at any time on or after February 15, 2012, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

Year	Percentage

2012	104.500%
2013	103.000%
2014	101.500%
2015 and thereafter	100.000%

At any time prior to February 15, 2010, the Company may redeem, at its option, up to 35% of the original principal amount of the Notes with the proceeds of one or more equity offerings by the Company at a redemption price of 109% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption.

Upon the occurrence of a change of control, holders of the Notes have the right to require the Company to repurchase all or a portion of the Notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest.

The Notes (i) are general unsecured obligations of the Company, (ii) are subordinated in right of payment to all of the Company’s existing and future senior debt, including obligations under the Credit Agreement, (iii) are effectively junior in right of payment to the Company’s secured debt to the extent of the value of the assets securing such debt, (iv) rank equally in right of payment with all of the Company’s existing and future senior subordinated debt, (v) are senior in right of payment to all of the Company’s existing and future subordinated debt and (vi) are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Company’s subsidiaries that do not guarantee the Notes.

The Indenture, among other things, limits the Company’s ability and the ability of its restricted subsidiaries to: (i) incur, assume or guarantee additional indebtedness, (ii) issue redeemable stock and preferred stock, (iii) repurchase common stock, (iv) make other restricted payments, including, without limitation, paying dividends and making investments, (v) create liens, (vi) redeem debt that is junior in right of payment to the Notes, (vii) sell or otherwise dispose of assets, including common stock of subsidiaries, (viii) enter into agreements that restrict dividends from subsidiaries or (ix) enter into mergers or consolidations.

Registration Rights Agreement

In connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 2, 2007, by and among the Company, the Guarantors (as defined therein), J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Greenwich Capital Markets, Inc. (the “Initial Purchasers”).

The Registration Rights Agreement provides that the Company and each of the Guarantors will, at the Company’s expense and for the benefit of the holders of the Notes, (i) file a registration statement on an appropriate registration form (an “Exchange Offer Registration Statement”) with respect to a registered offer (an “Exchange Offer”) to exchange the Notes for new notes guaranteed by the Guarantors on a senior subordinated basis, with terms substantially identical in all material respects to the Notes (the notes so exchanged, the “Exchange Notes”) (except that the Exchange Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (ii) use the Company’s reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act.

Upon an Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes (and the related guarantees) in exchange for surrender of the Notes.

If the Exchange Offer is not consummated, in certain circumstances the Company will be required to file a shelf registration statement covering resales of the Notes. In addition, in certain circumstances if the Exchange Offer is not consummated on or prior to the 360th day after March 2, 2007, up to an additional 1.0% of penalty interest may accrue on the principal amount of the Notes.

Acquisition of WRC and DH US

Pursuant to an Agreement and Plan of Merger dated as of January 23, 2007, among RDA Holding Co., WRC Acquisition Co. (a wholly owned subsidiary of RDA Holding Co.) and WRC, WRC Acquisition Co. was merged with and into WRC on March 2, 2007 with WRC as the surviving corporation under the merger. As a result of the merger, RDA Holding Co. acquired 100% of the common stock of WRC. The total consideration paid to the former stockholders of WRC was $100.7 million, which was paid as a combination of RDA Holding Co. common stock, RDA Holding Co. junior preferred stock and cash. Following the closing of the RDA Merger, RDA Holding Co. contributed all of the outstanding shares of common stock of WRC to the Company pursuant to a Contribution Agreement, dated as of March 2, 2007, between RDA Holding Co. and the Company. WRC is a leading publisher of supplementary educational materials for the school, library and home markets.

Pursuant to a Stock Acquisition Agreement dated as of January 23, 2007, among DH US, RDA Holding Co. and each of the members of Direct Holdings Worldwide L.L.C., RDA Holding Co. acquired, on March 2, 2007, all of the common stock of DH US in exchange for shares of common stock of RDA Holding Co. and cash. After certain adjustments, the equity value of DH US for purposes of the acquisition was approximately $60 million, which was paid as a combination of RDA Holding Co. common stock and cash. Following the closing of the RDA Merger, RDA Holding Co. contributed all of the outstanding shares of DH US to the Company pursuant to a Contribution Agreement, dated as of March 2, 2007, between RDA Holding Co. and the Company. DH US is a leading direct marketer of entertainment products under the Time Life brand.

Contribution of 1302791 Alberta ULC to the Company

Prior to the consummation of the RDA Merger, 1302791 Alberta ULC, an Alberta unlimited liability corporation (the “Canadian Co.”), was a wholly owned subsidiary of RDA Holding Co. and Merger Sub was a wholly owned subsidiary of the Canadian Co.  Following consummation of the RDA Merger and pursuant to an Exchange Agreement dated as of March 2, 2007, by and between RDA Holding Co. and the Company, RDA Holding Co. transferred all the outstanding common stock of the Canadian Co. to the Company, and the Company issued to RDA Holding Co. a note (the “Canadian Note”) with a principal amount of $194,803,238. Immediately following the issuance of the Canadian Note and pursuant to a Contribution Agreement dated as of March 2, 2007, by and between RDA Holding Co. and the Company, RDA Holding Co. contributed the Canadian Note to the Company, and the Company canceled the Canadian Note.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Transactions, the Company repaid in full all of the principal, interest, fees and other obligations outstanding under the Credit Agreement, dated as of April 14, 2005 (the “Prior Credit Agreement”), among the Company, as a Borrower, Books Are Fun, Ltd., QSP, Inc., and Reiman Media Group, Inc., as Borrowing Subsidiaries (as defined therein) and Subsidiary Guarantors (as defined therein), the several banks and other financial institutions from time to time parties thereto (the “Prior Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Prior Lenders thereunder, and the Prior Credit Agreement was terminated. The outstanding principal amount of $400 million under the Prior Credit Agreement was due and payable on April 14, 2010.

The information set forth in the Current Report on Form 8-K, dated April 14, 2005, filed by the Company is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 2, 2007, the RDA Merger under the RDA Merger Agreement was completed. Pursuant to the RDA Merger Agreement, RDA Holding Co. acquired the Company through a merger between the Company and Merger Sub, a wholly owned subsidiary of RDA Holding Co, in a transaction valued at $2.4 billion, including assumption of debt. As a result of the RDA Merger, each issued and outstanding share of Common Stock was converted into the right to receive $17.00 in cash, without interest. Each issued and outstanding share of common stock of Merger Sub was converted into one share of common stock of the Company, and the Company became 100% owned by RDA Holding Co.

The information set forth in Item 1.01 under the headings “Acquisition of WRC and DH US” and “Contribution of 1302791 Alberta ULC to the Company” are incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 under the headings “Credit Agreement” and “Senior Subordinated Notes and Indenture” is incorporated by reference into this Item 2.03.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the RDA Merger, the Company notified the New York Stock Exchange (the “NYSE”) on March 2, 2007 that each outstanding share of the Common Stock was converted into the right to receive $17.00 in cash, without interest, and requested that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to report that the shares of Common Stock are no longer listed on the NYSE. The Form 25 was filed with the SEC on March 5, 2007.

Item 3.02 Material Modification to Rights of Security Holders.

Pursuant to the RDA Merger Agreement, each issued and outstanding share of Common Stock was converted into the right to receive $17.00 in cash, without interest. The Common Stock of the Company is now 100% owned by RDA Holding Co. and previous holders of Common Stock have ceased to have any ownership interest in the Company.

Each issued and outstanding share of the Company’s First Preferred Stock, Second Preferred Stock and Third Subordinated Preferred Stock remains issued and outstanding as shares of First Preferred Stock, Second Preferred Stock and Third Subordinated Preferred Stock, respectively, of the Surviving Corporation with the same terms. Certain holders of the Company’s First Preferred Stock, Second Preferred Stock and Third Subordinated Preferred Stock have made a demand for appraisal rights in connection with the RDA Merger under Delaware General Corporation Law.

The information set forth in Item 5.03 is incorporated by reference into this Item 3.02.

Item 5.01 Changes in Control of the Registrant.

On March 2, 2007, pursuant to the RDA Merger Agreement, the Company was the surviving corporation under the RDA Merger. As a result of the RDA Merger, RDA Holding Co. now owns 100% of the Common Stock of the Company. The RDA Merger was financed with equity contributions, along with a borrowings under the Credit Facility and proceeds from the issuance of the Notes. The transaction was valued at approximately $2.4 billion, including assumption of debt.

The information set forth in Item 1.01 under the headings “Credit Agreement” and “Senior Subordinated Notes and Indenture” is incorporated by reference into this Item 5.01.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the RDA Merger Agreement, upon consummation of the RDA Merger, each of Jonathan B. Bulkeley, Herman Cain, William E. Mayer, Eric W. Schrier, Lawrence R. Ricciardi, William J. White, Ed Zschau, Lee Caudill, Walter Isaacson and John T. Reid ceased to be members of the board of directors of the Company and the sole member of the board of directors of Merger Sub, Christopher Minnetian, became the sole director of the Company. Following consummation of the RDA Merger, on March 2, 2007, a new board of directors of the Company was elected, consisting of Mary Berner, Timothy C. Collins, Harvey Golub, Andrew Knight, Andrew Lack, Steven Shapiro and Harris Williams.

In connection with the consummation of the RDA Merger, Eric W. Schrier resigned as Chief Executive Officer of the Company. In connection with his termination of employment, Mr. Schrier entered into a one-year consulting agreement with the Company.

Effective upon consummation of the RDA Merger, Mary Berner was appointed as Chief Executive Officer of the Company pursuant to an employment agreement with the Company. The employment agreement has a term of five years, subject to renewal, and provides for payment of base salary, a guaranteed bonus and a performance bonus, as well as the grant of certain equity awards. In the event of certain terminations of employment, the agreement provides for a cash severance payment equal to two times the sum of Ms. Berner’s base salary and guaranteed bonus, a pro-rata bonus and the continuation of healthcare benefits for 12 months following termination. Ms. Berner is also subject to certain restrictive covenants that apply during Ms. Berner’s employment with the Company and for 12 months thereafter.

From November 1999 until January 2006, Ms. Berner led Fairchild Publications, Inc., first as President and CEO and then as President of Fairchild and an officer of Condé Nast when Fairchild became a division of Condé Nast Publications, Inc. in September 2005.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Pursuant to the RDA Merger Agreement, the restated certificate of incorporation of the Company, as in effect immediately prior to the RDA Merger, was amended at the effective time of the RDA Merger and, as so amended, became the certificate of incorporation of the Surviving Corporation at the effective time of the RDA Merger. The amended certificate of incorporation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Pursuant to the RDA Merger Agreement, the by-laws of Merger Sub, as in effect immediately prior to the effective time of the RDA Merger, became the by-laws of the Surviving Corporation at the effective time of the RDA Merger. The amended bylaws are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)      Exhibits.

3.1	Certificate of Incorporation of the Company.

3.2	Bylaws of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE READER'S DIGEST ASSOCIATION INC.,
By:	/s/ William H. Magill
Name: William H. Magill
Title: Vice President and Treasurer

Date:  March 8, 2007